Exhibit 99.1

AMERICAN EQUITY ANNOUNCES CLOSING OF INITIAL 9.9% EQUITY INVESTMENT
FROM BROOKFIELD ASSET MANAGEMENT AND EXPANDS EXECUTION OF SHARE REPURCHASE
WITH NEW ACCELERATED SHARE REPURCHASE PROGRAM
Sachin Shah of Brookfield Asset Management to join American Equity Board of Directors
New $115 million Accelerated Share Repurchase Program to add to recently completed $50 million open market share repurchase

WEST DES MOINES, Iowa – November 30, 2020 – American Equity Investment Life Holding Company (NYSE: AEL) announced today that following Hart-Scott-Rodino approval, it has closed an initial equity investment of 9,106,042 shares at $37.00 per share from Brookfield Asset Management Inc. as part of a previously announced strategic partnership. With this investment and the accelerated share repurchase and other share repurchases described below, Brookfield owns an approximate 9.9% equity interest in American Equity and is entitled to one seat on the company’s Board of Directors. Sachin Shah, Managing Partner and Chief Investment Officer of Brookfield, has joined American Equity’s Board of Directors, which expanded the size of the Board to 14 members.
Additionally, American Equity today announced that it has entered into an accelerated share repurchase (ASR) agreement with Citibank, N.A. to repurchase an aggregate of $115 million of American Equity’s common stock. Since starting its maiden share repurchase program on October 30, the company has already repurchased over 1.9 million shares for $50 million in the open market. Combined with the ASR announced today, the company has substantially offset dilution from the equity issuance to Brookfield.
The company intends to continue to repurchase shares in 2021 under its $500 million share repurchase authorization until Brookfield owns a 9.9% equity interest in American Equity, with further repurchases after American Equity receives the insurance regulatory approvals required for Brookfield’s purchase of an additional equity interest above 9.9%.
“We are pleased to have completed the initial equity investment from Brookfield, which is a key demonstration of our strong alignment of commercial interests to create superior value for American Equity’s shareholders and policyholders,” said Anant Bhalla, President and Chief Executive Officer of American Equity. “I and my fellow Board members are also delighted to welcome Sachin to our Board. His deep asset management industry expertise and breadth of experiences will be invaluable as we focus on vigilantly realizing superior value for our shareholders.”
On October 18, 2020, American Equity announced a set of commercial business arrangements, through reinsurance, with Brookfield. Additionally, as part of this strategic partnership, Brookfield entered into an equity investment agreement with the company to be a cornerstone investor, whereby it will acquire up to a 19.9% ownership interest in the common shares of American Equity. This equity investment is planned in two stages: an initial purchase – which closed today – of a 9.9% equity interest at $37.00 per share, and a second purchase – which is expected to close in the first half of 2021 – that together with the initial purchase will equal up to a 19.9% equity investment at the greater value of $37.00 per share or adjusted book value per share (excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives). The second equity investment is subject to finalization of certain reinsurance agreement terms, receipt of applicable regulatory approvals and other closing conditions.
Under the ASR agreement, American Equity will receive an initial share delivery of approximately 3.5 million shares, with the final settlement scheduled to occur no later than the end of the company’s fiscal 2021 first quarter ending on March 31, 2021. The total number of shares to be repurchased will be based on the volume-weighted average price of American Equity’s common stock during the term of the transaction, less a discount and subject to customary adjustments.
About American Equity
American Equity Investment Life Holding Company, through its wholly-owned subsidiaries, is a leading issuer of fixed index annuities through independent agents, banks and broker-dealers. American Equity Investment Life Holding Company, a New York Stock Exchange listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.

About Brookfield Asset Management
Brookfield Asset Management is a leading global alternative asset manager with approximately US$575 billion of assets under management across real estate, infrastructure, renewable power, private equity and credit. Brookfield owns and operates long-life assets and businesses, many of which form the backbone of the global economy. Utilizing its global reach, access to large-scale capital and operational expertise, Brookfield offers a range of alternative investment products to investors around the world—including public and private pension plans, endowments and foundations, sovereign wealth funds, financial institutions, insurance companies and private wealth investors.
Brookfield Asset Management is listed on the New York and Toronto stock exchanges under the symbols BAM and BAM.A, respectively.
Forward-Looking Statements
This press release and any oral related statements made by our representatives may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may relate to strategic alternatives, future operations, strategies, plans, partnerships, investments, share buybacks, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “expect”, “anticipate”, “intends”, “build”, “create”, “believe”, “potential”, “will”, “may”, “would”, “should”, “can”, “delivering”, “continuing”, or similar words, as well as specific projections of future events or results qualify as forward-looking statements. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by the Company and include the possibility that the second equity investment from Brookfield may not be completed. Factors that may cause our actual decisions or results to differ materially from those contemplated by these forward-looking statements can be found in the Company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently disclosed or anticipated by the Company will not materially adversely affect our results of operations or plans. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

Contacts
Investors:
Steven D. Schwartz, Vice President - Investor Relations
(515) 273-3763
sschwartz@american-equity.com
Media:
Sard Verbinnen & Co.
Jared Levy/Jamie Tully/Julie Rudnick
AEL-SVC@SARDVERB.com